SECOND AMENDMENT TO THE
AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE OCTOBER 16, 2013
The Amgen Nonqualified Deferred Compensation Plan, as Amended and Restated Effective October 16, 2013 (the “Plan”), is hereby amended, effective January 1, 2020, as follows:

1.	Section 3.1(d) is deleted in its entirety.

2.	Section 8.5 is amended by deleting the fourth sentence thereof and replacing it with the following:
In addition, if the petition for payout is approved, the Participant’s deferrals for the remainder of the Plan Year shall be canceled effective as of the date of such approval. Any deferral for a subsequent Plan Year must be made in accordance with Section 3.2.
To record this Second Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 23rd day of October, 2019.
AMGEN INC.

By:	/s/ Lori A. Johnston
Name: Lori A. Johnston Title: Executive Vice President, Human Resources